         EX-99.B(d)tgtima3amend

INVESTMENT MANAGEMENT AGREEMENT

THIS AGREEMENT, originally made the 18th day of February, 2004, by and between W&R TARGET FUNDS, INC. (hereinafter called "Corporation"), and WADDELL & REED INVESTMENT MANAGEMENT COMPANY ("WRIMCO"), as amended and restated as of November 10, 2004, is hereby further amended and restated as of November 9, 2005, on behalf of each of the Portfolios listed in Exhibit A (collectively hereinafter called "Portfolios").

WITNESSETH:

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

                  I.         In General

                           WRIMCO agrees to act as investment adviser to the Portfolios with respect to the investment of its assets and in general to supervise the investments of the Portfolios, subject at all times to the direction and control of the Board of Directors of the Corporation, all as more fully set forth herein.

                  II.         Duties of WRIMCO with respect to investment of assets of the Portfolios

                           A.      WRIMCO shall regularly provide investment advice for the Portfolios and shall, subject to the succeeding provisions of this section, continuously supervise the investment and reinvestment of cash, securities or other property comprising the assets of the investment portfolio of the Portfolios; and in furtherance thereof, WRIMCO shall:

                                    1.      obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Portfolios, and whether concerning the individual companies whose securities or other financial instruments are included in the Portfolios or the industries in which they engage, or with respect to securities or other financial instruments which WRIMCO considers desirable for inclusion in the Portfolios;

                                    2.      furnish continuously an investment program for the Portfolios;

                                    3.      determine what securities or other financial instruments shall be purchased or sold by the Portfolios;

                                    4.      take, on behalf of the Portfolios, all actions which appear to WRIMCO necessary to carry into effect such investment programs and supervisory functions as aforesaid, including the placing of purchase and sale orders.

                           B.      Subject to the provisions of this Agreement and the requirements of the Investment Company Act of 1940 (and any rules or regulations in force thereunder), WRIMCO is authorized to appoint one or more qualified investment subadvisers (each, a "Subadviser") to provide the Portfolios with certain services required by this Agreement. Each Subadviser shall have such investment discretion and shall make all determinations with respect to the investment of the Portfolios' assets as shall be assigned to that Subadviser by WRIMCO and the purchase and sale of portfolio securities and other financial instruments with respect to those assets.

                           Subject to the supervision and direction of the Board of Directors of the Corporation, WRIMCO shall:

                                    1.      have overall supervisory responsibility for the general management and investment of the Portfolios' assets;

                                    2.      determine the allocation and reallocation of assets among the Subadvisers, if any; and

                                    3.      have full investment discretion to make all determinations with respect to the investment of Portfolios' assets not otherwise assigned to a Subadviser.

                           WRIMCO shall research and evaluate each Subadviser, if any, including: performing initial due diligence on prospective Subadvisers and monitoring each Subadviser's ongoing performance; communicating performance expectations and evaluations to each Subadviser; and recommending to the Board of Directors of the Corporation whether a Subadviser's contract should be renewed, modified or terminated. When appropriate, WRIMCO shall also recommend to the Board of Directors of the Corporation changes or additions to the Subadvisers.

                           C.      WRIMCO shall make appropriate and regular reports to the Board of Directors of the Corporation on the actions it takes pursuant to Section II.A. or B. above. Any investment programs furnished by WRIMCO under this section, or any supervisory function taken hereunder by WRIMCO, shall at all times conform to and be in accordance with any requirements imposed by:

                                    1.      the provisions of the Investment Company Act of 1940 and any rules or regulations in force thereunder;

                                    2.      any other applicable provision of law;

                                    3.      the provisions of the Articles of Incorporation of the Corporation as amended from time to time;

                                    4.      the provisions of the Bylaws of the Corporation, as amended from time to time;

                                    5.      the terms of the registration statement of the Corporation, as applicable to the Portfolios, as amended from time to time, under the Securities Act of 1933 and the Investment Company Act of 1940.

                           D.      Any investment programs furnished by WRIMCO under this section or any supervisory functions taken hereunder by WRIMCO shall at all times be subject to any directions of the Board of Directors of the Corporation, its Executive Committee, or any committee or officer of the Corporation acting pursuant to authority given by the Board of Directors.

                  III.         Allocation of Expenses

The expenses of the Portfolios and the expenses of WRIMCO in performing its functions under this Agreement shall be divided into two classes, to wit: (i) those expenses which will be paid in full by WRIMCO as set forth in subparagraph "A" hereof, and (ii) those expenses which will be paid in full by the Portfolios, as set forth in subparagraph "B" hereof.

                           A.      With respect to the duties of WRIMCO under Section II above, it shall pay in full, except as to the brokerage and research services acquired through the allocation of commissions as provided in Section IV hereinafter, for (a) the salaries and employment benefits of all employees of WRIMCO who are engaged in providing these advisory services; (b) adequate office space and suitable office equipment for such employees; and (c) all telephone and communications costs relating to such functions. WRIMCO shall compensate each of the Portfolios' Subadvisers, if any. In addition, WRIMCO shall pay the fees and expenses of all directors of the Corporation who are employees of WRIMCO or an affiliated corporation and the salaries and employment benefits of all officers of the Corporation who are affiliated persons of WRIMCO.

                           B.      The Portfolios shall pay in full for all of their expenses which are not listed above (other than those assumed by WRIMCO or its affiliates in their respective capacities as principal underwriter of the shares of the Portfolios, as Shareholder Servicing Agent, Transfer Agent or as Accounting Services Agent for the Portfolios), including (a) the costs of preparing and printing prospectuses and reports to shareholders of the Portfolios, including mailing costs; (b) the costs of printing all proxy statements and all other costs and expenses of meetings of shareholders of the Portfolios (unless the Corporation and WRIMCO shall otherwise agree); (c) interest, taxes, brokerage commissions and premiums on fidelity and other insurance; (d) audit fees and expenses of independent accountants and legal fees and expenses of attorneys, but not of attorneys who are employees of WRIMCO or an affiliated company; (e) fees and expenses of its directors not affiliated with Waddell & Reed, Inc.; (f) custodian fees and expenses; (g) fees payable by the Portfolios under the Securities Act of 1933, the Investment Company Act of 1940, and the securities or "Blue-Sky" laws of any jurisdiction; (h) fees and assessments of the Investment Company Institute or any successor organization; (i) such nonrecurring or extraordinary expenses as may arise, including litigation affecting the Portfolios, and any indemnification by the Portfolios of its officers, directors, employees and agents with respect thereto; (j) the costs and expenses provided for in any Shareholder Servicing Agreement or Accounting Services Agreement, including amendments thereto, contemplated by subsection C of this Section III. In the event that any of the foregoing shall, in the first instance, be paid by WRIMCO or its affiliate, the Portfolios shall pay the same to WRIMCO or its affiliate on presentation of a statement with respect thereto.

                           C.      WRIMCO, or an affiliate of WRIMCO, may also act as (i) transfer agent or shareholder servicing agent of the Portfolios and/or as (ii) accounting services agent of the Portfolios if at the time in question there is a separate agreement, "Shareholder Servicing Agreement," "Transfer Agency Agreement" and/or "Accounting Services Agreement," covering such functions between the Portfolios and WRIMCO, or such affiliate. The entity, whether WRIMCO or its affiliate, which is the party to any such Agreement with the Corporation may be referred to as the "Agent." Each such Agreement shall provide in substance that it shall go into effect, or be amended, or a new agreement covering the same topics between the Corporation and the Agent may be entered into, only if the terms of such Agreement, such amendment or such new agreement have been approved by the Board of Directors of the Corporation, including the vote of a majority of the directors who are not "interested persons" as defined in the Investment Company Act of 1940, of either party to the Agreement, such amendment or such new agreement (considering WRIMCO to be such a party even if at the time in question the Agent is an affiliate of WRIMCO), cast in person at a meeting called for the purpose of voting on such approval. Such a vote is referred to as a "disinterested director" vote. Each such Agreement shall also provide in substance for its continuance, unless terminated, for a specified period which shall not exceed two years from the date of its execution and from year to year thereafter only if such continuance is specifically approved at least annually by a disinterested director vote, and that any disinterested director vote shall include a determination that (i) the Agreement, amendment, new agreement or continuance in question is in the best interests of the Portfolios and their shareholders; (ii) the services to be performed under the Agreement, the Agreement as amended, new agreement or agreement to be continued are services required for the operation of the Portfolios; (iii) the Agent can provide services the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) the fees for such services are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality. Any such Agreement may also provide in substance that any disinterested director vote may be conditioned on the favorable vote of the holders of a majority (as defined in or under the Investment Company Act of 1940) of the outstanding shares of each class or series of the Portfolios. Any such Agreement shall also provide in substance that it may be terminated by the Agent at any time without penalty upon giving the Portfolios one hundred twenty (120) days' written notice (which notice may be waived by the Portfolios) and may be terminated by the Portfolios at any time without penalty upon giving the Agent sixty (60) days' written notice (which notice may be waived by the Agent), provided that such termination by the Portfolios shall be directed or approved by the vote of a majority of the Board of Directors of the Corporation in office at the time or by the vote of the holders of a majority (as defined in or under the Investment Company Act of 1940) of the outstanding shares of each class or series of the Portfolios.

                  IV.         Brokerage

                           (a)      WRIMCO may select brokers to effect the portfolio transactions of the Portfolios on the basis of its estimate of their ability to obtain, for reasonable and competitive commissions, the best execution of particular and related portfolio transactions. For this purpose, "best execution" means prompt and reliable execution at the most favorable price obtainable. Such brokers may be selected on the basis of all relevant factors including the execution capabilities required by the transaction or transactions, the importance of speed, efficiency, or confidentiality, and the willingness of the broker to provide useful or desirable investment research and/or special execution services. WRIMCO shall have no duty to seek advance competitive commission bids and may select brokers based solely on its current knowledge of prevailing commission rates.

                           (b)      Subject to the foregoing, WRIMCO shall have discretion, in the interest of the Portfolios, to direct the execution of its portfolio transactions to brokers who provide brokerage and/or research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934) for the Portfolios and/or other accounts for which WRIMCO exercises "investment discretion" (as that term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934); and in connection with such transactions, to pay commission in excess of the amount another adequately qualified broker would have charged if WRIMCO determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker, viewed in terms of either that particular transaction or the overall responsibilities of WRIMCO with respect to the accounts for which it exercises investment discretion. In reaching such determination, WRIMCO will not be required to attempt to place a specified dollar amount on the brokerage and/or research services provided by such broker; provided that WRIMCO shall be prepared to demonstrate that such determinations were made in good faith, and that all commissions paid by the Portfolios over a representative period selected by its Board of Directors were reasonable in relation to the benefits to the Portfolios.

                  V.         Compensation of WRIMCO

                           As compensation in full for services rendered and for the facilities and personnel furnished under sections I, II, and IV of this Agreement, the Portfolios will pay to WRIMCO for each day the fees specified in Exhibit A hereto.

                           The amounts payable to WRIMCO shall be determined as of the close of business each day; shall, except as set forth below, be based upon the value of net assets computed in accordance with the Articles of Incorporation of the Corporation; and shall be paid in arrears whenever requested by WRIMCO. In computing the value of the net assets of the Portfolios, there shall be excluded the amount owed to the Portfolio with respect to shares which have been sold but not yet paid to the Portfolios by Waddell & Reed, Inc.

                           Notwithstanding the foregoing, if the laws, regulations or policies of any state in which shares of the Portfolios are qualified for sale limit the operation and management expenses of the Portfolios, WRIMCO will refund to the Portfolios the amount by which such expenses exceed the lowest of such state limitations.

                  VI.         Undertakings of WRIMCO; Liabilities

                           WRIMCO shall give to the Portfolios the benefit of its best judgment, efforts and facilities in rendering advisory services hereunder.

                           WRIMCO shall at all times be guided by and be subject to the Portfolios' investment policies, the provisions of the Articles of Incorporation and Bylaws of the Corporation as each shall from time to time be amended, and to the decision and determination of the Corporation's Board of Directors.

                           This Agreement shall be performed in accordance with the requirements of the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Securities Act of 1933, and the Securities Exchange Act of 1934, to the extent that the subject matter of this Agreement is within the purview of such Acts. Insofar as applicable to WRIMCO, as an investment adviser and affiliated person of the Portfolios, WRIMCO shall comply with the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 and the respective rules and regulations of the Securities and Exchange Commission thereunder.

                           In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of WRIMCO, it shall not be subject to liability to the Corporation, the Portfolios or any stockholder of the Portfolios for any act or omission in the course of or connected with rendering services thereunder or for any losses that may be sustained in the purchase, holding or sale of any security or financial instrument.

                  VII.         Duration of this Agreement

                           This Agreement shall become effective at the start of business on the date hereof and shall continue in effect, unless terminated as hereinafter provided, for a period of one year and from year-to-year thereafter only if such continuance is specifically approved at least annually by the Board of Directors, including the vote of a majority of the directors who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a majority (as so defined) of the outstanding voting securities of each class or series of the Portfolios and by the vote of a majority of the directors who are not parties to this Agreement or "interested persons" (as so defined) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

                  VIII.         Termination

                           This Agreement may be terminated by WRIMCO at any time without penalty upon giving the Corporation and the Portfolios one hundred twenty (120) days' written notice (which notice may be waived by the Corporation) and may be terminated by the Corporation on behalf of the Portfolios at any time without penalty upon giving WRIMCO sixty (60) days' written notice (which notice may be waived by WRIMCO), provided that such termination by the Corporation on behalf of the Portfolios shall be directed or approved by the vote of a majority of the Board of Directors of the Corporation in office at the time or by the vote of a majority (as defined in the Investment Company Act of 1940) of the outstanding voting securities of the Portfolios. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act of 1940 and the rules and regulations thereunder.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their corporate seal to be hereunto affixed, all as of the day and year first above written.

(Seal)		W&R TARGET FUNDS, INC.,
on behalf of each of
its Portfolios listed in Exhibit A

		By:	/s/Kristen A. Richards
Kristen A. Richards
Vice President and Secretary

ATTEST:

By:	/s/Megan E. Bray
Megan E. Bray
Assistant Secretary

(Seal)		WADDELL & REED INVESTMENT
MANAGEMENT COMPANY

		By:	/s/Henry J. Herrmann
Henry J. Herrmann
President

ATTEST:

By:	/s/Wendy J. Hills
Wendy J. Hills
Secretary

EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT

W&R TARGET FUNDS, INC.

FEE SCHEDULE

A cash fee computed each day on net asset value for each Portfolio at the annual rate listed below:

Effective February 18, 2004:

Mortgage Securities Portfolio
Net Assets	Fee
Up to $500 million	0.50%
Over $500 million and up to $1 billion	0.45%
Over $1 billion and up to $1.5 billion	0.40%
Over $1.5 billion	0.35%

Real Estate Securities Portfolio
Net Assets	Fee
Up to $1 billion	0.90%
Over $1 billion and up to $2 billion	0.87%
Over $2 billion and up to $3 billion	0.84%
Over $3 billion	0.80%

Effective November 10, 2004:

Global Natural Resources Portfolio
Net Assets	Fee
Up to $500 million	1.00% of net assets
Over $500 million and up to $1 billion	0.85% of net assets
Over $1 billion and up to $2 billion	0.83% of net assets
Over $2 billion and up to $3 billion	0.80% of net assets
Over $3 billion	0.76% of net assets